As filed with the Securities and Exchange Commission on April 25, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE SHERWIN-WILLIAMS COMPANY

(Exact name of registrant as specified in its charter)

Ohio	34-0526850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 West Prospect Avenue, Cleveland, Ohio	44115-1075
(Address of Principal Executive Offices)	(Zip Code)

THE SHERWIN-WILLIAMS COMPANY

2006 Equity and Performance Incentive Plan

(Amended and Restated as of April 19, 2017)

(Full title of the plan)

Catherine M. Kilbane

Senior Vice President, General Counsel and Secretary

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

(216) 566-2000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Amy I. Pandit

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

301 Grant Street

Pittsburgh, PA 15219

(412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $1.00 per share	4,500,000	$311.30	$1,400,850,000	$162,358.52

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on April 19, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by The Sherwin-Williams Company, an Ohio corporation (the “Company” or the “Registrant”), to register an additional 4,500,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), issuable under The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017) (the “Plan”). The Plan was approved by the Company’s shareholders on April 19, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement (other than, in each case, documents or information deemed to have been furnished to, rather than filed with, the Commission, which documents or information are specifically not incorporated by reference herein):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on February 22, 2017.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the Commission on April 21, 2017.

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 31, 2017, February 13, 2017, February 27, 2017, March 21, 2017, March 29, 2017, April 12, 2017, and April 24, 2017.

(d) The description of the Registrant’s Common Stock included in the Company’s Current Report on Form 8-K filed with the Commission on June 10, 2004, including any amendment or report filed for the purpose of updating those descriptions.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished to, rather than filed with, the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary of the Company, is passing on certain legal matters regarding the shares of Common Stock being registered pursuant to this Registration Statement. Ms. Kilbane is a full-time employee of the Company, owns shares of the Company’s Common Stock and is eligible to participate in various stock-based employee benefit plans, including the Plan.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Ohio Revised Code (the “ORC”) and the Company’s Regulations (the “Regulations”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the ORC and the Company’s Regulations.

The Registrant will indemnify, to the full extent then permitted by law, any director or officer or former director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the individual is or was a member of the Company’s Board of Directors (the “Board”) or an officer, employee or agent of the Company, or is or was serving at the Company’s request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will pay, to the full extent then required by law, expenses, including attorneys’ fees, incurred by a member of the Board in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof.

To the full extent then permitted by law, the Company may indemnify employees, agents and other persons and may pay expenses, including attorneys’ fees, incurred by any employee, agent or other person in defending any action, suit or proceeding as such expenses are incurred, in advance of the final disposition thereof.

The indemnification and payment of expenses described above shall not be exclusive of, and shall be in addition to, any other rights granted to any person seeking indemnification under any law, our amended and restated articles of incorporation, any agreement, vote of shareholders or disinterested members of the Board, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board or an officer, employee or agent of the Company, and shall continue as to a person who has ceased to be a member of the Board, trustee, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The Registrant may, to the full extent then permitted by law and authorized by the Board, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described above against any liability asserted against and incurred by any such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of Article IV of the Regulations, or of Chapter 1701 of the ORC. Insurance may be purchased from or maintained with a person in which we have a financial interest.

The Registrant, upon approval by the Board, may enter into agreements with any persons whom the Company may indemnify under the Regulations or under the laws of the State of Ohio and may undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them.

Under Section 1701.13 of the ORC, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

The exhibits listed in the Exhibit Index appearing on page II-7 are filed herewith or are incorporated by reference to other filings.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on April 25, 2017.

THE SHERWIN-WILLIAMS COMPANY

By:	/s/ Catherine M. Kilbane

Catherine M. Kilbane
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 25th day of April, 2017.

Signature	Title

* John G. Morikis	Chairman, President and Chief Executive Officer, Director
John G. Morikis	(Principal Executive Officer)

* Allen J. Mistysyn	Senior Vice President – Finance and Chief Financial Officer
Allen J. Mistysyn	(Principal Financial Officer)

* Jane M. Cronin	Senior Vice President – Corporate Controller and Assistant Secretary (Principal Accounting Officer)
Jane M. Cronin

* Arthur F. Anton	Director
Arthur F. Anton

* David F. Hodnik	Director
David F. Hodnik

* Richard J. Kramer	Director
Richard J. Kramer

* Susan J. Kropf	Director
Susan J. Kropf

* Christine A. Poon	Director
Christine A. Poon

* John M. Stropki	Director
John M. Stropki

* Matthew Thornton III	Director
Matthew Thornton III

* Steven H. Wunning	Director
Steven H. Wunning

* The undersigned, by signing his or her name hereto, does sign this Registration Statement on behalf of the designated Officers and Directors of The Sherwin-Williams Company pursuant to Powers of Attorney executed on behalf of each of such officers and directors that are filed as exhibits hereto.

By:	/s/ Catherine M. Kilbane	April 25, 2017
Catherine M. Kilbane, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5	Opinion of Catherine M. Kilbane, General Counsel for the Company (filed herewith).

23(a)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed herewith).

23(b)	Consent of Catherine M. Kilbane (set forth in her opinion filed herewith as Exhibit 5).

24(a)	Powers of Attorney (filed herewith).

24(b)	Certified Resolutions Authorizing Signature by Power of Attorney (filed herewith).

99	The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (Amended and Restated as of April 19, 2017) filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q dated April 21, 2017 and incorporated herein by reference.